Exhibit 99(h)(6)

ARTIO GLOBAL EQUITY FUND INC.
ADDENDUM TO THE
TRANSFER AGENT SERVICING AGREEMENT

          THIS ADDENDUM dated as of this 17th day of December, 2008 to the Transfer Agent Servicing Agreement, dated as of July 1, 2004, as amended (the “Agreement”) is entered into by and between ARTIO GLOBAL EQUITY FUND INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Agreement; and

WHEREAS, Section 9 of the Agreement allows for its modification by a written instrument executed by both parties; and

NOW THEREFORE, the parties agree to add the following provision as Section 16 of the Agreement:

16.	USBFS Red Flag Identity Theft Prevention Program

The Company acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company has determined that the Procedures, as part of the Company’s overall Identity Theft Prevention Program, are reasonably designed to prevent identity theft and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the implementing regulations thereunder. Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s identity theft responsibilities.

USBFS agrees to supply the Identity Theft Prevention Officer for the Company. USBFS agrees to implement the Company’s Identity Theft Program (the “Program”) and is responsible for the following:

A.	Identifying Red Flags that may be associated with identity theft based upon an on-going risk assessment that includes an analysis of various risk factors such as:

	(1)	types of accounts;

	(2)	methods to open accounts;

	(3)	methods to access accounts;

	(4)	previous experience with identity theft;

	(5)	current experience with identity theft; and

	(6)	anticipated experience with identity theft based upon information gathered from both inside and outside sources such as affiliates, law enforcement and industry meetings.

B.	Detecting Red Flags through the following sources:

	(1)	suspicious shareholder documentation;

	(2)	suspicious shareholder transactions;

	(3)	inconsistent shareholder information resulting from Anti-Money Laundering/Customer Identification Program reviews;

	(4)	inability to authenticate shareholder via telephone, internet or documentation requiring a signature guarantee;

	(5)	supervisory review and quality assurance checks; and

	(6)	fraud/AML software exception reports.

C.

Responding to Red Flags. USBFS will take the necessary and appropriate action to respond to any Red Flag that may be indicative of identity theft including, among other actions, not opening an account, closing an account and/or filing a suspicious activity report (SAR-SF) with the Financial Crimes Enforcement Network (FinCEN). The USBFS AML Officer, Identity Theft Prevention Program Coordinator or one of their designees may contact the Company to alert them to potential identity theft activity and to involve the appropriate Company personnel in the process as necessary.

D.

Updating the Program. USBFS will modify the Company’s Identity Theft Prevention Program as directed by the Company’s Identity Theft Prevention Program Coordinator or as recommended by USBFS AML Officer and Identity Theft Program Coordinator as a result of new, or changes in the patterns of, any Red Flags, information received from law enforcement, industry partners or victims of identity theft.

E.	Reporting to the Company’s Identity Theft Prevention Program Coordinator. USBFS will provide quarterly reporting and certification to the Company declaring that:

	(1)	it is implementing the Program on behalf of the Company;

	(2)	it has policies and procedures in place to detect, prevent and mitigate identity theft for new and existing accounts;

(3)	it will advise the Company of any significant changes to the Program based upon, among other things, new identity theft risks that have been identified;

(4)	it will inform the Company of any identity theft incidents (including attempts) within the Company during the previous quarter.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARTIO GLOBAL EQUITY FUND INC.		U.S. BANCORP FUND SERVICES, LLC

By:		By:

Name:	Anthony Williams	Name:	Michael R. McVoy
Title:	President	Title:	Executive Vice President

By:

Name:	Craig Giunta
Title:	Chief Financial Officer